                                                                   EXHIBIT 12(D)
                            BANKBOSTON CORPORATION
  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                       (Including Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (including interest on deposits) for the three months ended March 31, 1997 and 1996 and for the five years ended December 31, 1996 were as follows:

                                           Three Months Ended
                                                March 31,                   Years Ended December 31,
                                            ----------------     ----------------------------------------------
(Dollars in millions)
                                               1997     1996      1996      1995      1994      1993       1992
                                              -----     ----     -----     -----     -----     -----      -----
Net income                                  $   207   $  155   $   650   $   678   $   542   $   367    $   338
Extraordinary items, net of tax                                                          7                  (73)
Cumulative effect of changes
   in accounting principles, net of tax                                                          (24)
Income tax expense                              139      112       483       529       422       262        190
                                              -----     ----     -----     -----     -----     -----      -----
     Pretax earnings                        $   346   $  267   $ 1,133   $ 1,207   $   971   $   605    $   455
                                              -----     ----     -----     -----     -----     -----      -----
Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                        $    10   $   10   $    40   $    38   $    35   $    36    $    37
Interest on borrowed funds                      255      254       873     1,079     1,038       384        352
Interest  on deposits                           400      420     1,680     1,791     1,301     1,177      1,640
                                              -----     ----     -----     -----     -----     -----      -----
          Total fixed charges                   665      684     2,593     2,908     2,374     1,597      2,029

 Preferred stock dividend
  requirements                                   16       16        65        68        67        61         33
                                              -----     ----     -----     -----     -----     -----      -----
Total combined fixed charges
  and preferred stock dividend
  requirements                              $   681   $  700   $ 2,658   $ 2,976   $ 2,441   $ 1,658    $ 2,062
                                              =====     ====     =====     =====     =====     =====      =====

Earnings (for ratio calculation)
  (Pretax earnings
  plus total fixed charges)                 $ 1,011   $  951   $ 3,726   $ 4,115   $ 3,345   $ 2,202    $ 2,484
                                              =====     ====     =====     =====     =====     =====      =====

Ratio of earnings to combined
  fixed charges and preferred
  stock dividend requirements                  1.48     1.36      1.40      1.38      1.37      1.33       1.20
                                              =====     ====     =====     =====     =====     =====      =====

For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements "earnings" represent income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year.